Exhibit 99.1

FOR IMMEDIATE RELEASE

Supreme Industries Reports Sharply Higher Second-Quarter Earnings

Margin Expansion Drives Net Income of $5.4 Million, or $0.35 Per Diluted Share

Goshen, Ind.—Aug. 13, 2012—Supreme Industries, Inc. (NYSE MKT: STS), a leading manufacturer of specialized commercial vehicles, including truck bodies, shuttle buses and armored vehicles, today announced improved earnings for its second quarter ended June 30, 2012.

Second-Quarter 2012

Consolidated net sales decreased 10.7% to $84.6 million for the second quarter, down from $94.7 million in last year’s comparable period. Gross profit improved 68% to $13.5 million from last year’s $8.1 million. Gross profit, as a percentage of sales, increased to 16.0%, compared with 8.5% in the second quarter of 2011, and 15.0% in the first quarter of 2012. The year-over-year gross margin improvement is primarily due to product price increases, stabilizing materials pricing, favorable product mix and improved labor efficiencies.

The Company reported net income from continuing operations of $5.4 million, or $0.35 per diluted share, for the quarter, compared with a loss from continuing operations of $0.8 million, or $0.05 per share, in the second quarter of last year. Net income improved to $0.35 per diluted share, reversing the year-ago net loss of $0.07 per share, which included the impact from discontinued operations. Last year’s second-quarter results were negatively impacted by a $1.9 million legal settlement.

The current year’s $0.3 million tax benefit, recorded in the second quarter, resulted primarily from the release of a tax valuation allowance due to the Company’s profitability. The Company expects that the balance of the valuation allowance will be utilized during the second half of 2012 consistent with the Company’s expected tax position, resulting in an effective tax rate of 1.5% for the full year 2012. The tax rate for 2013 and beyond is anticipated to be significantly higher than that of 2012. The 2011 net loss does not reflect any income tax benefit due to the continuing loss of the Company.

Supreme’s Chief Financial Officer and Interim Chief Executive Officer Matthew Long said: “We have a year of consistent, improving profitability confirming we have turned the corner. The operational improvements that began to be realized during the third quarter of 2011 have continued through the first half of 2012. In each of the past four quarters, we have generated sequentially higher gross margins and net income. This positive trend reinforces our ongoing strategy to focus on profitable revenues.”

First Six-Months 2012

Consolidated net sales decreased 3.3% to $156.7 million for the first six months, down from $162.1 million in last year’s comparable period. Gross profit improved more than 68% to $24.3 million from last year’s $14.5 million. Gross profit, as a percentage of sales, increased to 15.5%, compared with 8.9% in the first six months of 2011.

The Company reported net income from continuing operations of $7.9 million, or $0.51 per diluted share, for the first six months of 2012, compared with a loss from continuing operations of $1.9 million, or $0.13 per share, in the prior-year first half. Net income improved to $0.51 per diluted share,

Supreme Industries, Inc.

2581 East Kercher Road • PO Box 463 • Goshen, IN 46527

reversing the year-ago net loss of $0.18 per share, which included the impact from discontinued operations.

Working capital was $47.6 million at June 30, 2012, compared with $35.4 million at Dec. 31, 2011. In addition, the Company made strategic investments totaling $4.0 million in facilities and equipment during the first six months of 2012. Total debt was $21.2 million at June 30, 2012, compared with $15.9 million at Dec. 31, 2011, and $28.8 million at July 2, 2011. Stockholders’ equity increased 15% to $63.0 million, or $4.14 per share, at June 30, 2012, compared with $54.9 million, or $3.71 per share, at Dec. 31, 2011. Net cash used in operating activities during the first half of 2012 totaled $2.2 million, compared with net cash used in operating activities of $2.1 million in 2011.

During the second quarter, the Company self-identified errors related to revenue recognition while implementing a standard cost/perpetual inventory system. The errors began in the third quarter of 2009 and continued through the first quarter of 2012 where revenue was inappropriately recognized prior to the product being delivered to a customer due to an irregularity. The Company concluded that the errors were isolated to one location. The Company considered Staff Accounting Bulletin (SAB) 99, Materiality and SAB 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements and determined that the impact of the errors on prior-period consolidated financial statements was immaterial. Accordingly, the Company’s consolidated balance sheet as of Dec. 31, 2011, and the consolidated statements of operations and cash flows for the three months ended March 31, 2012, and three and six months ended July 2, 2011, were revised and reflect the correction of these immaterial errors.

Conference Call Information

A conference call will be held tomorrow, Aug. 14, 2012, at 9 a.m. ET to review the second-quarter and first-half results. To participate in the live call, dial 877-317-6789 (International: 412-317-6789) 10 minutes before the call begins, or 8:50 a.m. ET. The conference ID is 10016545. The call also will be streamed live and can be accessed at http://www.SupremeInd.com. Those unable to participate in the live conference call may access a replay, which will be available on Supreme’s website for approximately 30 days.

To be added to Supreme Industries’ email distribution list, please click on the link below:

http://www.clearperspectivegroup.com/clearsite/sts/emailoptin.html.

About Supreme Industries

Supreme Industries, Inc. (NYSE MKT: STS), is a nationwide manufacturer of specialized truck bodies produced to the specifications of its customers. Supreme also manufactures special-purpose “shuttle-type” buses and armored vehicles. The Company’s transportation equipment products are used by a wide variety of industrial, commercial and law enforcement customers.

News releases and other information on the Company are available on the Internet at: http://www.supremeind.com or http://www.b2i.us/irpass.asp?BzID=1482&to=ea&s=0

Other than historical facts contained herein, the matters set forth in this news release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act, as amended, and reflect the view of management with respect to future events. When used in this report, words such as “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan” and similar expressions, as they relate to Supreme or its plans or operations, identify forward-looking statements. Such forward-looking statements are based on assumptions made by, and information currently available to, management. Although management believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that the expectations reflected in such forward-looking statements are reasonable, and it can give no assurance that such expectations will prove to be correct.  Important factors that could cause actual results to differ materially from such expectations include, without limitation, an economic slowdown in the specialized vehicle industry, limitations on the availability of chassis on which Supreme’s product is dependent, availability of raw materials, raw material cost increases and severe interest rate increases. Furthermore, Supreme can provide no assurance that any raw material cost increases can be passed on to its customers through implementation of price increases for Supreme’s products. The forward-looking statements contained herein reflect the current view of management with respect to future events and are subject to those factors and other risks, uncertainties and assumptions relating to the operations, results of operations, cash flows and financial position of Supreme. Supreme assumes no obligation to update the forward-looking statements or to update the reasons actual results could differ from those contemplated by such forward-looking statements.

CONTACT:

Supreme Industries, Inc.

Matthew W. Long, 574-642-4888 Ext. 415

Chief Financial Officer & Interim Chief Executive Officer

# # #

—FINANCIAL RESULTS FOLLOW—

Supreme Industries, Inc. and Subsidiaries

Consolidated Statements of Operations

	Three Months Ended		Six Months Ended
	June 30,	July 2,	June 30,	July 2,
	2012	2011	2012	2011
Net sales	$84,574,041	$94,719,547	$156,740,862	$162,103,686
Cost of sales	71,059,856	86,655,206	132,410,960	147,632,392
Gross profit	13,514,185	8,064,341	24,329,902	14,471,294

Selling, general and administrative expenses	8,239,242	6,909,473	16,787,632	13,907,437
Legal settlement and related costs	—	1,868,648	—	2,182,091
Other income	(113,192)	(393,851)	(592,140)	(454,604)
Operating income (loss)	5,388,135	(319,929)	8,134,410	(1,163,630)

Interest expense	315,061	452,712	579,810	732,571
Income (loss) from continuing operations before income taxes	5,073,074	(772,641)	7,554,600	(1,896,201)

Income tax benefit	(324,317)	—	(324,317)	—
Income (loss) from continuing operations	5,397,391	(772,641)	7,878,917	(1,896,201)

Discontinued operations
Operating loss of discontinued Oregon operations	—	(334,706)	—	(691,845)
Net income (loss)	$5,397,391	$(1,107,347)	$7,878,917	$(2,588,046)

Basic income (loss) per share:
Income (loss) from continuing operations	$0.36	$(0.05)	$0.52	$(0.13)
Loss from discontinued operations	—	(0.02)	—	(0.05)
Net income (loss) per basic share	$0.36	$(0.07)	$0.52	$(0.18)

Diluted income (loss) per share:
Income (loss) from continuing operations	$0.35	$(0.05)	$0.51	$(0.13)
Loss from discontinued operations	—	(0.02)	—	(0.05)
Net income (loss) per diluted share	$0.35	$(0.07)	$0.51	$(0.18)

Shares used in the computation of income (loss) per share:
Basic	15,192,169	14,590,397	15,176,659	14,471,570
Diluted	15,466,711	14,590,397	15,440,473	14,471,570

Supreme Industries, Inc. and Subsidiaries
Consolidated Balance Sheets

	June 30,	Dec. 31,
	2012	2011

Assets
Current assets	$81,800,486	$69,509,587
Property, plant and equipment, net	36,054,563	33,530,057
Other assets	1,415,934	1,683,718
Total assets	$119,270,983	$104,723,362

Liabilities
Current liabilities	$34,228,909	$34,087,548
Long-term liabilities	22,011,441	15,702,467
Total liabilities	56,240,350	49,790,015
Total stockholders’ equity	63,030,633	54,933,347
Total liabilities and stockholders’ equity	$119,270,983	$104,723,362